FIRST AMENDMENT TO AGREEMENT

This First Amendment to Agreement (the "Amendment"), dated as of December 8, 2009, by and between Sanders Morris Harris Group Inc. (the "Company"), and Fletcher International, Ltd. (together with its successors, the "Purchaser").

RECITALS

WHEREAS, Purchaser and the Company are parties to an Agreement dated as of November 8, 2009 (the "Original Agreement");

WHEREAS, Section 20(i) of the Original Agreement provides that the Original Agreement may be amended, modified or supplemented in any and all respects only by a written instrument signed by Purchaser and the Company;

WHEREAS, Purchaser and the Company desire to amend the Original Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties set forth herein and upon the terms and subject to the conditions set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.            Amendment.  The parties agree that this Amendment is intended to amend and modify the Original Agreement.

1.1           Section 1(a) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

"(a)(i) Subject to satisfaction or, if applicable, waiver of the conditions set forth in Sections 13 and 14 hereof on or before 9:30 a.m. New York time on January 7, 2010, and subject to the provision of notice by the Company of such satisfaction or waiver as hereinafter provided on or before 9:30 a.m. New York time on January 7, 2010, and provided such conditions continue to be satisfied or, if applicable, waived through the Closing Date (as hereinafter defined), Purchaser agrees to purchase (the "Investment") from the Company, and the Company agrees to issue and sell to Purchaser in accordance with Section 3, at 9:30 a.m. New York time on the date (such date, the "Closing Date") that is selected by Purchaser and that is not more than ten (10) Business Days after and excluding the date of delivery of a written notice from the Company certifying that the conditions set forth in Section 13 hereof shall have been satisfied or waived, One Million Seventy One Thousand Four Hundred Twenty Nine (1,071,429) shares of Common Stock (as hereinafter defined) at a price per share equal to $7.00 (the "Investment Price").  The Company shall deliver the notice described in the preceding sentence within one (1) Business Day of such conditions being satisfied or waived.  For the avoidance of doubt, notwithstanding the foregoing, the Investment shall be subject to the satisfaction or waiver of the conditions set forth in Sections 13 and 14 hereof on the Closing Date.

(ii) Regardless of whether the Closing occurs, the Company shall issue to Purchaser on the date (the "Warrant Issuance Date") that the Registration Statement (as hereinafter defined) is available for the issuance of the Warrant (as hereinafter defined), a Warrant in the form attached hereto as Annex A (the "Warrant") evidencing rights to purchase from the Company, subject to the terms and conditions set forth in the Warrant, up to an aggregate amount of shares of Common Stock as set forth in the Warrant. Purchaser shall have the right to exercise rights under the Warrant in the manner, and subject to the terms, specified in the Warrant. If the Warrant has not been issued by the Closing Date, the Warrant shall be issued on the Closing Date."

1.2         Section 1(b) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

"(b)           If any of the conditions set forth in Section 13 hereof are not satisfied or waived on or prior to 9:30 a.m. New York City time on January 7, 2010, then Purchaser shall not be obligated to purchase and the Company shall not be obligated to issue and sell the Shares of Common Stock described in Section 1(a)(i) hereof.  For the avoidance of doubt, other than as set forth in Section 16(d) hereof, the satisfaction or waiver of, or the failure to satisfy or waive, the conditions set forth in Section 13 hereof shall in no way limit the obligation of the Company to issue the Warrant on the Warrant Issuance Date or, if the Warrant has been issued, the effectiveness of the Warrant."

1.3.          Section 2 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

"2.           Warrant Delivery.  The duly executed Warrant shall be delivered by hand to Purchaser as Purchaser instructs in writing on the Warrant Issuance Date (which may or may not occur on the Closing Date).  Unless the Warrant is delivered on the Closing Date, the delivery of the Warrant shall be separate and independent from the deliveries on the Closing Date, and the delivery of the Warrant shall be effective regardless of whether such other deliveries are made, other than as set forth in Section 16(d) hereof."

1.4          Section 3 of the Original Agreement is hereby amended by deleting the last paragraph thereof and inserting in lieu thereof the following new paragraph:

"The deliveries specified in this Section 3 shall be deemed to occur simultaneously as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.  For the avoidance of doubt, unless the Warrant is delivered on the Closing Date, the deliveries specified in this Section 3 shall be separate and independent from the delivery of the Warrant as described in Section 2 hereof."

1.5.          Section 10 of the Original Agreement is hereby amended by deleting clause (g) thereof and inserting in lieu thereof the following new clause (g):

"(g)           The Company shall cause the Common Shares to be eligible for book-entry transfer through The Depository Trust Company (or any successor thereto) at all times from and after the Warrant Issuance Date."

1.6.          Section 10 of the Original Agreement is hereby amended by adding the following new clause (k) at the end thereof:

"(k)           The Company shall continue to use commercially reasonable efforts to cause the conditions set forth in Section 13(f) hereof to be satisfied as soon as practicable."

1.7.          Section 13 of the Original Agreement is hereby amended by amending and restating clause (f) thereof in its entirety as follows:

"(f)           The Registration Statement shall be, and have been, effective from and after the date of this Agreement through and including the Closing Date and the Registration Statement shall be available on the Closing Date for the issuance of the Common Shares and shall be available on the Warrant Issuance Date (which may or may not occur on the Closing Date) for the issuance of the Warrant."

1.8.          Section 13 of the Original Agreement is hereby amended by deleting clause (i) thereof.

1.9.          Section 14 of the Original Agreement is hereby amended by deleting clause (d) thereof.

1.10.        Section 16 of the Agreement is hereby amended by adding a new clause (d) following clause (c) thereof, which shall read as follows:

"(d)           If the Closing does not occur on or before 9:30 a.m. New York time on January 21, 2010, and the conditions set forth in Section 13 were satisfied or waived on or before 9:30 a.m. New York time on January 7, 2010 and shall have continued to be satisfied or waived during the period starting on and including the date on which the Company delivers notice to Purchaser that such conditions are satisfied or waived in accordance with Section 1(a) hereof, through and including the date that is ten (10) Business Days thereafter, the Warrant shall be cancelled.  For the avoidance of doubt, if the conditions set forth in Section 13 are not satisfied or waived on or before 9:30 a.m. New York time on January 7, 2010, or do not continue to be satisfied or waived during the period starting on and including the date on which the Company delivers notice to Purchaser that such conditions are satisfied or waived in accordance with Section 1(a) hereof, through and including the date that is ten (10) Business Days thereafter, the Warrant shall not be cancelled and shall continue to be outstanding and fully effective."

2.           Original Agreement Continues.  Other than as amended by this Amendment, the Original Agreement shall continue in full force and effect.

3.           Miscellaneous.  This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and each of the parties hereto hereby submits to the exclusive jurisdiction of any state or federal court in the Southern District of New York and any court hearing any appeal therefrom, over any suit, action or proceeding against it arising out of or based upon this Amendment.  The parties may execute and deliver this Amendment as a single document or in any number of counterparts, manually, by facsimile or by other electronic means, including contemporaneous xerographic or electronic reproduction by each party’s respective attorneys.  Each counterpart shall be an original, but a single document or all counterparts together shall constitute one instrument that shall be the agreement.  This Amendment, taken together with the Original Agreement, contains a final and complete integration of all prior expressions of the subject matter of the Amendment and the Original Agreement by the parties, supersedes all prior oral or written understandings, and shall constitute the entire agreement among the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the day and year first written above.

SANDERS MORRIS HARRIS GROUP INC.

By:	/s/ Rick Berry
Name:	Rick Berry
Title:	Chief Financial Officer

FLETCHER INTERNATIONAL, LTD.

By its duly authorized Investment Adviser
Fletcher Asset Management, Inc.

By:	/s/ Stewart Turner
Name:	Stewart Turner
Title:	Authorized Signatory

By:	/s/ Peter Zayfert
Name:	Peter Zayfert
Title:	Authorized Signatory

[Signature Page to First Amendment to Agreement]

ANNEX A
Warrant Certificate No. [___]

WARRANTS TO PURCHASE
SHARES OF COMMON STOCK
OF SANDERS MORRIS HARRIS GROUP INC.

Sanders Morris Harris Group Inc., a Texas corporation (together with its successors, the “Company”), for value received, hereby certifies that Fletcher International, Ltd., a company domiciled in Bermuda (together with its successors, “Fletcher”), or its registered assigns, the registered holder (the “Holder”), is entitled to purchase from the Company up to the Warrant Amount (as defined below), subject to the adjustments contained in this warrant certificate (this “Certificate”) or the Agreement between the Company and Fletcher dated as of November 8, 2009 (as it may be amended from time to time, the “Agreement”), of duly authorized, validly issued, fully paid and nonassessable shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), of the Company at the then-prevailing Warrant Price (as defined below) at any time or from time to time during the Warrant Term (as defined below), all subject to the terms, conditions and adjustments set forth below in this Certificate and in the Agreement.

1.	Warrants.

The warrants represented hereby (the “Warrants”) have been issued pursuant to the Agreement, and are subject to the terms and conditions thereof.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Agreement.  A copy of the Agreement may be obtained at no cost by the Holder upon written request to the Secretary of the Company at the principal executive offices of the Company.

1.1          General; Warrant Price; Warrant Term.

(a)    The Warrants entitle the Holder to purchase that number of newly-issued shares of Common Stock equal to the Warrant Amount then in effect divided by the Warrant Price then in effect.  The “Warrant Amount” shall initially equal Seven Million Five Hundred Thousand Dollars ($7,500,000) and shall be reduced by the aggregate Warrant Price paid (or deemed paid in the case of Cashless Exercise) at each Warrant Closing.  The “Warrant Price” means $5.75 subject to adjustment as set forth herein and in the Agreement.  The Warrants may be exercised (in whole or in part) at any time or from time to time after December 14, 2009 (the “Commencement Date”) until 11:59 P.M., New York City time, on the date that is ten (10) years after the Commencement Date, subject to extension as set forth herein (the period of time from the Commencement Date to such date, the “Warrant Term”).

1.2          Manner of Exercise.

(a)    The Warrants may be exercised by the Holder, in whole or in part (provided that the aggregate Warrant Price to be paid (or deemed paid in the case of Cashless Exercise) is not less than Five Hundred Thousand Dollars ($500,000), or if the aggregate Warrant Price to be paid (or deemed to be paid in the case of Cashless Exercise) in connection with any remaining exercise of the Warrant is less than Five Hundred Thousand Dollars ($500,000), such lesser amount), from time to time, on any day during the Warrant Term, by delivery of a notice in substantially the form attached to this Certificate (or a reasonable facsimile thereof) duly executed by the Holder (a “Warrant Exercise Notice”).

(b)    The Warrant Exercise Notice shall designate the number of shares of Common Stock to be received upon such exercise and the aggregate Warrant Price to be paid (or deemed paid in the case of Cashless Exercise).  The closing of each exercise (each a “Warrant Closing”) shall take place (i) on the third (3rd) Business Day after and excluding the date of the Warrant Exercise Notice or (ii) any other date upon which the exercising Holder and the Company mutually agree (the “Warrant Closing Date”).

1.3          Conditions to Closing.

(a)    Conditions Precedent to Holder’s Obligation to Close.  It shall be a condition to each Holder’s obligation to close on each Warrant Closing Date that each of the following is satisfied, unless waived by such Holder(which waiver may be made or not made in Holder’s sole discretion, and any waiver shall apply solely to the Warrant Closing or Warrant Closings specified by Holder and shall not obligate Holder to make or not make any subsequent waiver):

(i)    From and after the date of the Agreement through and including each Warrant Closing Date, the representations and warranties made by the Company in the Agreement shall be, and have been, true and correct, except those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date;

(ii)    From and after the date of the Agreement through and including each Warrant Closing Date, the Company shall be, and have been, in full compliance in all material respects with all of the covenants and agreements in the Agreement and this Certificate;

(iii)    On each Warrant Closing Date, the Company shall not possess any negative, material non-public information other than as shall have been filed with the SEC at least five (5) Business Days prior to and excluding such Warrant Closing Date;

(iv)    On each Warrant Closing Date, Holder shall have received on the date of such exercise a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company dated such Warrant Closing Date certifying as to paragraphs (i), (ii), and (iii) of this Section 1.3(a);

(v)    On such Warrant Closing Date, provided the aggregate purchase price of shares of Common Stock purchase on such Closing Date equals or exceeds $1,000,000, the Company shall have delivered to Holder an opinion of counsel, the form and substance of which shall be reasonably satisfactory to Holder, dated the date of delivery; and

(vi)    The Registration Statement (as defined in the Agreement) shall be, and have been, effective from and after the date of the Agreement through and including each Warrant Closing Date.

(b)    Conditions Precedent to Company’s Obligation to Close.  The obligations of the Company hereunder are subject to the performance by Holder of its obligations hereunder and to the satisfaction (unless expressly waived in writing by the Company) of the additional conditions precedent that: (i) from and after the date of the Agreement through and including each Warrant Closing Date, the representations and warranties made by Holder in the Agreement shall be, and have been, true and correct; (ii) from and after the date of the Agreement through and including each Warrant Closing Date, Holder shall be, and have been, in compliance in all material respects with all the covenants and agreements in the Agreement; and (iii) on each Warrant Closing Date, Holder shall have delivered to the Company on each such date a certificate of an appropriate officer of Holder dated such date and to such effect.

(c)    Agreement to Cause Conditions to be Satisfied.  The Company with respect to Section 1.3(a) and the Holder with respect to Section 1.3(b) shall each use commercially reasonable efforts to cause each of the foregoing conditions to be satisfied at the earliest possible date.

(d)    Withdrawal of Notice.  If the conditions set forth in Section 1.3(a) are not satisfied or waived prior to the second (2nd) Business Day following and excluding the Warrant Exercise Notice Date (except for those conditions which by their terms can be satisfied only on the Warrant Closing Date) or if the Company fails to perform its obligations on any Warrant Closing Date (including but not limited to delivery of all shares of Common Stock issuable on such date) for any reason other than Holder’s failure to satisfy the conditions required by Section 1.3(b), then in addition to all remedies available to Holder at law or in equity, such Holder may, at its sole option, and at any time, withdraw the Warrant Exercise Notice by written notice to the Company regardless of whether such condition has been satisfied or waived as of the withdrawal date and, after such withdrawal, shall have no further obligations with respect to such Warrant Exercise Notice and may submit an Warrant Exercise Notice on any future date with respect to such Warrants and the Warrant Price for such subsequent Warrant Exercise Notice shall be the lesser of (i) the Warrant Price in the withdrawn Warrant Exercise Notice and (ii) the Warrant Price in effect as of the subsequent Warrant Exercise Notice Date.

1.4          When Exercise Effective.

Each exercise of any Warrant shall be deemed to have been effected on the Warrant Closing Date upon receipt of the relevant Warrant Price (or deemed to have been received in connection with Cashless Exercises), and the Person (as defined in the Agreement) or Persons in whose name or names any certificate or certificates representing the Common Stock shall be issuable upon such exercise as provided in Section 1.5 shall be deemed to have become the holder(s) of record thereof.

1.5          Delivery of Common Stock and Payment.

(a)    Subject to Section 1.3, on the Warrant Closing Date, the Holder shall deliver payment in the amount designated as the “Designated Aggregate Exercise Price” by the holder in the Warrant Exercise Notice, and such Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock designated in the Warrant Exercise Notice, delivered as set forth in Section 1.7.

(b)    Notwithstanding subsection (a) above, the exercising Holder may elect in any Warrant Exercise Notice to receive or the Company, by written notice to Holder delivered within 24 hours of the delivery by the Holder of a Warrant Exercise Notice, may elect to issue an amount of Common Stock (the “Settlement Stock”) equal to “X” where:

X = [(N x D) – (N x P)] / P

N = the gross number of shares of Common Stock that would have been issuable on the relevant Warrant Closing Date if the Holder or the Company had not elected Cashless Exercise

D = Daily Market Price (as defined in the Agreement) on the third (3rd) Business Day before, and excluding, the date of the Warrant Exercise Notice

P = Warrant Price with respect to such Warrant Exercise Notice

The Settlement Stock shall be issued by the Company to Holder upon the Warrant Closing Date in lieu of the number of shares of Common Stock otherwise issuable upon exercise of the Warrants covered by such Warrant Exercise Notice, provided, that the Holder shall not be required to tender the Warrant Price otherwise payable (a “Cashless Exercise”).

(c)    Closing of Cashless Exercise.  The Company shall close each Cashless Exercise on the relevant Warrant Closing Date.  The Company shall issue and deliver the Settlement Stock pursuant to Section 1.7 on the relevant Warrant Closing Date.  Upon receipt of the Settlement Stock in connection with any Cashless Exercise, (i) that amount of Warrants as specified for exercise in the Warrant Exercise Notice shall be deemed exercised and (ii) that amount of cash that would have been paid by the Holder on the relevant Warrant Closing Date if the Holder or the Company had not elected Cashless Exercise shall be deemed paid by the Holder and received by the Company.

(d)    Effect on Agreement Calculations.  In determining whether the limitations described in Section 7 of the Agreement have been reached, computation shall be made based on the number of shares of Settlement Stock actually issued in the case of a Cashless Exercise.

1.6          Extension of Term.

(a)    The Warrant Term shall be extended:  by one (1) Business Days for each Business Day:

(i)    that the Registration Statement is not effective and available for the issuance of all Common Stock issuable under this Certificate; or

(ii)    during the period (x) commencing on the earliest date that could be chosen by Purchaser as a Restatement Date (as defined in the Agreement) and (b) ending on the Restatement Filing Date (as defined in the Agreement).

(b)    To the extent that (A) there is a Restatement (as defined in the Agreement) or (B) the Company fails to maintain the effectiveness and availability of the Registration Statement for the issuance of all Common Stock issuable under this Certificate, in either case, within sixty-five (65) Business Days preceding the expiration of the Warrant Term, the Warrant Term shall be extended to a date that is at least sixty-five (65) Business Days after the later of the Restatement Filing Date or the remediation of the failure described in clause (B).

1.7          Delivery of Common Stock and Dividend Payment.

(a)    On the Warrant Closing Date, the Company at its expense (including payment by it of any applicable issue taxes) shall cause to be issued in the name of and delivered to the exercising Holder or as such Holder may direct, at the election of such Holder:

(i)     via the Depository Trust Company’s Deposit and Withdrawal at Custodian (or DWAC) system the number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock to which such Holder shall be entitled upon such exercise plus, in lieu of any fractional share of Common Stock to which such Holder would otherwise be entitled, cash in an amount equal to the same fraction of the Daily Market Price on the Business Day immediately preceding the relevant Warrant Closing Date, and a certificate from the Company stating the new Warrant Amount reflecting a reduction in each of the dollar amounts in the definition of Warrant Amount, on a dollar-for-dollar basis, for each dollar paid or deemed paid in the event of a Cashless Exercise; and

(ii)    the Dividend Amount multiplied by the number of shares of Common Stock required to be delivered under this Section 1.7 (or, in the case of a Cashless Exercise, the gross number of shares that would have been deliverable if Holder or the Company had not elected Cashless Exercise) (the “Dividend Payment”).  To the extent that the Dividend Payment consists of cash, the Company may pay such amount (a) by wire transfer of immediately available funds to such Holder or (b) if the Daily Market Price on the date the relevant Later Investment Notice is delivered is greater than the Warrant Price, by delivering shares of Common Stock equal to the cash portion of the Dividend Payment divided by the Warrant Price.  To the extent that the Dividend Payment consists of securities or other non-cash property, the Company shall deliver such securities or other non-cash property to such Holder; provided that if such securities or other non-cash property would have a reduced value if delivery is so delayed (for example only and not by way of limitation, a short-term right to purchase securities), then proper provision shall be made to deliver to Holder the sum of (i) the fair value of such securities or other non-cash property measured as of the distribution date and (ii) the appreciation, if any, in value of such securities through the date of delivery.  For example only and not by way of limitation, if the Company distributes a short-term right to purchase securities to other equity holders, it shall deliver to Holder the value Holder would have received had Holder exercised such right plus the appreciation, if any, had Holder held the purchased securities through the date on which such fair value is delivered to Holder.  In the event that Holder and the Company mutually agree that it would be impractical for the Company to distribute identical securities or other non-cash property to Holder, then Holder and the Company shall work together in good faith to determine a fair and equivalently valued substitute therefor.  “Dividend Amount” means the aggregate per-share amount of extraordinary dividends and distributions, whether in cash, securities or otherwise, declared or paid on any class of equity security of the Company on or after the  date of the Agreement and on or before the relevant Warrant Closing Date.  A dividend shall be deemed “extraordinary” if paid in consideration other than cash or Company Common Stock or if paid in an amount or frequency exceeding $0.045 per quarter.

2.	Reservation of Shares.

For so long as the Warrant Amount represented hereby has not been exercised in full, the Company shall at all times prior to the end of the Warrant Term reserve and keep available, free from pre-emptive rights, out of its authorized but unissued capital stock, the number of shares available for exercise hereunder.  In the event the number of shares of Common Stock or other securities issuable exceeds the authorized number of shares of Common Stock or other securities, the Company shall promptly take all actions necessary to increase the authorized number, including causing its board of directors to call a special meeting of stockholders and recommend such increase.

3.	Report as to Adjustments.

In each case of any adjustment or readjustment of the Warrant Amount, the Warrant Term, the Warrant Price or any other adjustment or readjustment pursuant to the terms of the Agreement or this Certificate, or upon the written request at any time of any Holder, the Company at its expense will promptly compute such adjustment or readjustment (the “Company Calculation”) in accordance with the terms of this Certificate and the Agreement and cause the Company’s Chief Financial Officer to verify such computation and prepare a report setting forth such adjustment or readjustment and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment or readjustment is based, including a statement of (a) the Warrant Amount, (b) the Warrant Term and (c) the Warrant Price in effect immediately prior to such adjustment or readjustment (as adjusted and readjusted, as applicable).  The Company will forthwith deliver a copy of each such report to each Holder and will also keep copies of all such reports at its principal office and will cause the same to be available for inspection at such office during normal business hours by any Holder.  The Holder may dispute the Company Calculation by providing its computation of such adjustment or readjustment (the “Holder Calculation”) and requesting in writing that independent certified public accountants of recognized national standing (which may be the regular auditors of the Company) selected by the Company verify the Company Calculation.  The Holder shall be responsible for the costs and expenses of such accountants if the difference between the computation of the adjustment or readjustment by such accountants (the “Accountant Calculation”) and the Holder Calculation is greater than the difference between the Accountant Calculation and the Company Calculation, and otherwise the Company shall bear such costs and expenses.

4.	Taxes.

The Company shall pay all documentary stamp taxes (if any) attributable to the issuance of Common Stock upon each exercise of the Warrants by the Holder; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the registration of any certificates for Common Stock in a name other than that of a Holder upon each exercise of Warrants, and the Company shall not be required to issue or deliver a Certificate evidencing Warrants or certificates for Common Stock unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

5.	Treatment of Company Stock Adjustment Events.

In case the Company may effect any subdivision or combination of the issued Common Stock, whether by reason of any dividend or distribution of units, split, recapitalization, reorganization, spin-off, combination or other similar change (each a “Company Stock Adjustment Event”), including a pro rata distribution of Common Stock to all Holders of Common Stock, or a subdivision or combination of the outstanding Common Stock, then (a) in the case of any such distribution, immediately after the close of business on the record date for the determination of Holders of any class of securities entitled to receive such distribution, or (b) in the case of any such subdivision or combination, at the close of business on the Business Day immediately prior to the Business Day upon which such Company action becomes effective, the Warrant Price and, to the extent applicable, the Daily Market Price and each other price or quantity in effect immediately prior to such Company Stock Adjustment Event shall be proportionately changed.

5.1           Change of Control.

(a)    If after the date of the Agreement, a Change of Control (as defined below) or plan or proposal with respect thereto is publicly announced or occurs, as part of such Change of Control, proper provision shall be made as follows:

(i)    Between the date a Change of Control is announced and the effective date of the Change of Control, each Holder at its sole option shall continue to have the right to submit to the Company a Warrant Exercise Notice in accordance with the terms and conditions of this Certificate.  In addition, each Holder at its sole option may elect to submit to the Company a special notice (a “Contingent Warrant Exercise Notice”) to exercise all or part of its unexercised Warrants in connection with such Change of Control; in which case, notwithstanding the provisions of Section 1.4:

(A)    the effectiveness of such contingent exercise shall be conditional upon the effectiveness of the Change of Control;

(B)    such Holder shall have the right to deliver a notice to withdraw such Contingent Warrant Exercise Notice until the effective date of such Change of Control; and

(C)    if such Contingent Warrant Exercise Notice shall not have been withdrawn, then on the effective date of such Change of Control, the Holder of such Warrants shall receive, upon payment of the Warrant Price designated in the Warrant Exercise Notice, the same consideration, in the form of cash, securities or other assets (the “Acquisition Consideration”) per share of Common Stock issuable to any other holder of shares of Common Stock in connection with such Change of Control based upon the number of shares of Common Stock into which such Holder’s Warrants would be exercisable if such Holder had exercised each Warrant on the Business Day immediately preceding the date on which such Change of Control occurs.  Upon receipt of the Warrant Price, such Holder’s Warrants tendered for exercise pursuant to a Warrant Exercise Notice or Contingent Warrant Exercise Notice shall be fully exercised and shall no longer permit such Holder to exercise such Warrants into Common Stock; provided, that if the Acquisition Consideration is in the form of cash, the Holder shall not be required to tender the relevant Warrant Price to exercise its Warrants, but shall receive an amount in connection with such Change of Control equal to the Acquisition Consideration applicable to such Holder based on the number of shares of Common Stock into which such Holder’s Warrants would be exercisable if such Holder had exercised each Warrant that it owns on the Business Day immediately preceding the date on which such Change of Control occurs, less such Warrant Price.

(b)    In the case of any Change of Control, the Company shall not enter into an agreement with the Acquiring Person resulting in a Change of Control unless (x) the Company shall pay to the Holder upon consummation of the Change of Control, at the election of either the Company or the Holder, which election shall be made at least ten (10) Business Days before the date such Change of Control is expected to become effective, an amount of cash equal to the fair market value of the Warrant immediately prior to the Change of Control, to be determined by a qualified valuation firm selected by the Holder and reasonably acceptable to the Company, giving due consideration to such factors as the financial condition and prospects of the Company, the remaining unexpired term of the Warrant and the highest of the market price of the Common Stock of the Company immediately prior to (i) the announcement of the Change of Control, (ii) the date that the Holder delivers a notice to the Company specifying such date for this purpose, and (iii) the consummation of the Change of Control, provided no discount shall be considered in connection with any of the foregoing factors or otherwise as a result of the Company undergoing the Change of Control, or (y) as a matter of corporate law the Acquiring Person is deemed to have assumed all of the Company’s obligations under any unexercised Warrants or such Agreement expressly obligates the Acquiring Person to assume all of the Company’s obligations under any unexercised Warrants.  For the avoidance of doubt, in the event that either the Holder or the Company elects to have the Company pay the fair market value of the Warrant as determined above, the Warrant will be redeemed upon the Company making such payment and no additional payment from the Company or the Holder shall be required in connection with such redemption.  In the event that neither the Holder nor the Company elects to have the Company pay the fair market value of the Warrant as determined above, the Holder thereof shall, following the occurrence of a Change of Control, automatically have equivalent rights with respect to the Acquiring Person and from and after the effective date of the Change of Control and regardless of whether the Acquiring Person expressly assumes the Company’s obligations:

(i)    all references to the Company in this Certificate shall be references to the Acquiring Person,

(ii)    all references to Common Stock in this Certificate shall be references to the securities for which the Common Stock are exchanged in the Change of Control (or if none, the most widely-held class of voting securities of the Acquiring Person), and

(iii)    if the Acquiring Person is an entity other than the Company, all references to the Warrant Price in this Certificate shall be references to the Stock Adjustment Measuring Price (as defined below).

(c)    “Acquiring Person” means, in connection with any Change of Control (i) the continuing or surviving Person of a consolidation or merger with the Company (if other than the Company), (ii) the transferee of all or substantially all of the properties or assets of the Company, (iii) the corporation consolidating with or merging into the Company in a consolidation or merger in connection with which the Common Stock is changed into or exchanged for stock or other securities of any other Person or cash or any other property, (iv) the entity or group acting in concert acquiring or possessing the power to cast the majority of the eligible votes at a meeting of the Company’s stockholders at which directors are elected, or, (v) in the case of a capital reorganization or reclassification, the Company, or (vi) at Holder’s election, any Person that (A) controls the Acquiring Person directly or indirectly through one or more intermediaries, (B) is required to include the Acquiring Person in the consolidated financial statements contained in such Person’s Annual Report on Form 10-K (if such Person is required to file such a report) or would be required to so include the Acquiring Person in such Person’s consolidated financial statements if they were prepared in accordance with U.S. generally accepted accounting principles and (C) is not itself included in the consolidated financial statements of any other Person (other than its consolidated subsidiaries).

(d)    “Change of Control” means (a) acquisition of the Company by means of merger or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the Acquiring Person or its Parent, Subsidiary or Affiliate (each as defined in Rule 12b-2 of the Exchange Act), other than a restructuring by the Company where outstanding shares of the Company are exchanged for shares of the Acquiring Person on a one-for-one basis and, immediately following the exchange, former stockholders of the Company own all of the outstanding shares, (b) a sale of all or substantially all of the assets of the Company (on a consolidated basis) in a single transaction or series of related transactions, other than the sale of assets previously agreed to be sold to Siwanoy Securities LLC or the previously agreed sale by the Company of Concept Capital, (c) any tender offer, exchange offer, stock purchase or other transaction or series of related transactions by the Company in which the power to cast the majority of the eligible votes at a meeting of the Company’s stockholders at which directors are elected is transferred to a single entity or group acting in concert, or (d) a capital reorganization or reclassification of the Common Stock. Notwithstanding anything contained herein to the contrary, a change in the state of incorporation of the Company shall not in and of itself constitute a Change of Control.

(e)    “Stock Adjustment Measuring Price” means the lower of (i) and (ii) below:

(i)    an amount equal to the Warrant Price multiplied by a fraction,

(1)    the numerator of which is the volume-weighted average price, calculated to the nearest ten thousandth (i.e., four decimal places (.xxxx)), of the securities for which Common Stock is exchanged in the Change of Control (or if none, the most widely-held class of voting securities of the Acquiring Person); and

(2)    the denominator of which is the Daily Market Price, in the case of (1) and (2) determined as of the Business Day immediately preceding and excluding the date on which the Change of Control is consummated; and

(ii)    the price per share of such Acquiring Person’s securities for which the Common Stock are exchanged in the Change of Control (or if none, the most widely-held class of voting securities of the Acquiring Person) equal to the average of the Daily Market Prices of such securities during the period of ten (10) consecutive Business Days ending on the date that is three (3) Business Days prior to and excluding the date of the first Warrant Exercise Notice delivered to the Acquiring Person minus Forty cents ($0.40).

6.	Lost or Stolen Certificate.

In case this Certificate shall be mutilated, lost, stolen or destroyed, the Company may in its discretion issue in exchange and substitution for and upon cancellation of the mutilated Certificate, or in lieu of and substitution for the Certificate lost, stolen or destroyed, a new Certificate of like tenor, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Certificate and indemnity, if requested, reasonably satisfactory to the Company.  Applicants for a substitute Certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.

7.	Transfer Agent.

(a)    Initially, the Company (and upon a Change of Control, the Acquiring Person) shall serve as the transfer agent (the “Transfer Agent”) for the Warrants.  The Transfer Agent shall at all times maintain a register (the “Stock Register”) of the Holders of the Warrants.  The Company may deem and treat each Holder of Warrants as set forth in the Stock Register as the true and lawful owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

(b)    The Company may, at any time and from time to time, appoint another Person to serve as the Transfer Agent, and shall upon acceptance by such Person, give notice to each Holder of the change in Transfer Agent.  Such new Transfer Agent shall be (a) a Person doing business and in good standing under the laws of the United States or any state thereof or (b) an affiliate of such a Person.  After acceptance in writing of such appointment by the new Transfer Agent, it shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Transfer Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be reasonably necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the Company. Any Person into which any new Transfer Agent may be merged or any company resulting from any consolidation to which any new Transfer Agent shall be a party or any company to which any new Transfer Agent transfers substantially all of its corporate trust or stockholders services business shall be a successor Transfer Agent under this Certificate without any further act; provided that such Person (a) would be eligible for appointment as successor to the Transfer Agent under the provisions of this Section 7 or (b) is a wholly owned subsidiary of the Transfer Agent. Any such successor Transfer Agent shall promptly cause notice of its succession as Transfer Agent to be delivered via reputable overnight courier to the Holders of the Warrants at such Holder’s last address as shown on the Stock Register.

8.	Notices.

(a)    All notices and other communications under this Certificate shall be in writing and shall be delivered by either a nationally recognized overnight courier, postage prepaid, or transmitted by facsimile, in each case to the addresses as provided below:

(i)    If to the Company:

       Sanders Morris Harris Group Inc.
       600 Travis, Suite 5800
       Houston, TX  77002
       Attention:            General Counsel
       Telephone:           (713) 993-4645
       Facsimile:            (713) 220-5182

(ii)    If to a Holder, at the address of such Holder as listed in the Stock Register, or to such other address as the Holder shall have designated by notice similarly given to the Transfer Agent.

(b)    Any such notice or communication shall be deemed received (i) when made, if by hand delivery, and upon confirmation of receipt, if made by facsimile and in each case if such notice is received on or before 11:59 p.m.  New York City time, otherwise, such notice shall be deemed to be received the following Business Day, (ii) one (1) Business Day after being deposited with a next-day courier, return receipt requested, postage prepaid or (iii) three (3) Business Days after being sent by certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other addresses as the Company or a Holder may designate in writing from time to time).

9.	Construction.

For purposes of this Certificate, except as otherwise expressly provided or unless the context otherwise requires:  (a) the terms defined in this Certificate have the meanings assigned to them in this Certificate and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender and neuter gender of such term; (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. generally accepted accounting principles; (c) references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Certificate, unless the context shall otherwise require; (d) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (e) the words “herein”, “hereunder” and other words of similar import refer to this Certificate as a whole and not to any particular provision; (f) the term “include” or “including” shall mean without limitation; (g) the table of contents to this Certificate and all section titles or captions contained in this Certificate or in any Exhibit or Schedule hereto or referred to herein are for convenience only and shall not be deemed a part of this Certificate and shall not affect the meaning or interpretation of this Certificate; (h) any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as amended, modified or supplemented from time to time, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein; and (i) references to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

10.	Severability of Provisions.

If any right, preference, or limitation of the Warrants set forth in this Certificate (as such Certificate may be amended from time to time) is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences, and limitations set forth in this Certificate (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference, or limitation will, nevertheless, remain in full force and effect, and no right, preference, or limitation set forth in this Certificate shall be deemed dependent upon any other such right, preference, or limitation unless so expressed in this Certificate.

This Certificate shall not be valid unless signed by the Company.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Sanders Morris Harris Group Inc. has caused this Warrant to be signed by its duly authorized officer.

Dated: December __, 2009

SANDERS MORRIS HARRIS GROUP INC.

By:
Name: George L. Ball
Title: Chief Executive Officer

ATTEST:

Secretary

Exhibit 1

[FORM OF WARRANT EXERCISE NOTICE]

(To Be Executed Upon Exercise Of Warrants)

[DATE]

Sanders Morris Harris Group Inc.
600 Travis, Suite 5800
Houston, TX  77002
Attention:	General Counsel
Telephone:	(713) 993-4645
Facsimile:	(713) 220-5182

Re:          Exercise of Warrants

Ladies and Gentlemen:

Reference is made to the Agreement (the “Agreement”) dated as of November 8, 2009 by and between Sanders Morris Harris Group Inc.  (the “Company”) and Fletcher International, Ltd. (“Purchaser”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement and the warrant certificate issued thereunder (the “Certificate”).

The undersigned is the registered Holder of a warrant certificate evidencing the above-referenced warrants (the “Warrants”) issued by the Company and hereby elects to exercise the Warrants to purchase [_________] shares of Common Stock at a Warrant Price of $[_________] for an aggregate price of $[__________].

[Cash exercise:] Subject to the terms and conditions of the Agreement and Warrants, on the Warrant Closing Date (as defined in the Warrant), Purchaser shall deliver $[____________] to the Company and the Company shall deliver the number of shares of Common Stock specified above to Purchaser via The Depository Deposit/Withdrawal at Custodian (DWAC) system using the following account information:

[Broker:
DTC#:
Account Name:
Account Number:          ]

[Cashless Exercise:] Purchaser hereby elects to exercise a Warrant Amount of [____________] into [_____________] shares of Settlement Stock via Cashless Exercise (as defined in the Agreement). Pursuant to the Warrants, delivery of the Warrants shall be the sole consideration deliverable to the Company in connection with such exercise. Subject to the terms and conditions of the Agreement and the Certificate, on the Warrant Closing Date the Company shall deliver the number of shares of Common Stock specified above to Purchaser via The Depository Deposit/Withdrawal at Custodian (DWAC) system using the following account information:

[Broker:
DTC#:
Account Name:
Account Number:          ]

FLETCHER INTERNATIONAL, LTD., by its duly authorized investment advisor, FLETCHER ASSET MANAGEMENT, INC.

By:
Name:
Title:

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:
SANDERS MORRIS HARRIS GROUP INC.

By:
Name:
Title:

Exhibit 2
[FORM OF WARRANT DELIVERY NOTICE]

[DATE]

Fletcher International, Ltd.]
c/o Fletcher Asset Management, Inc.
48 Wall Street
New York, NY 10005
Attn:  Peter Zayfert
Facsimile:         (212) 284-4801

Ladies and Gentlemen:

Reference is made to the Agreement (the “Agreement”) dated as of November 8, 2009 by and between Sanders Morris Harris Group Inc. (“SMHG”) and Fletcher International, Ltd. (“Fletcher”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement and the warrant certificate issued thereunder (the “Certificate”).

This notice confirms that Warrants have been exercised by Fletcher with respect to a Warrant Price (as designated in the Warrant Exercise Notice) of $[__________] and an aggregate price of $[___________], requiring delivery by SMHG to Fletcher of  ________ shares of Common Stock.

After delivery of such shares, the Warrant shall remain exercisable for a number of shares of Common Stock issuable at the Warrant Price then in effect for an aggregate purchase price equal to $[_______].

SANDERS MORRIS HARRIS GROUP INC.

By:
Name:
Title: